Exhibit 10.1
THIRD AMENDMENT TO THE
MARRIOTT INTERNATIONAL, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, Marriott International, Inc. (the “Company”) sponsors the Marriott International, Inc. Executive Deferred Compensation Plan (“Plan”), amended and restated effective January 1, 2022;
WHEREAS, Sections 1.15 and 7.3(c) of the Plan permit the Company’s most senior human resources executive (the “HR Officer”) to amend the Plan any time and from time to time, provided that no such amendment materially increases the cost to the Company of maintaining the Plan;
WHEREAS, the HR Officer desires to modify the In-Service Withdrawal distribution option, which will increase flexibility for Plan participants following termination of employment;
WHEREAS, such amendments do not materially increase the cost to the Company of maintaining the Plan;
NOW THEREFORE BE IT RESOLVED, Plan Section 4.2(d) (In-Service Withdrawal) is replaced as follows in its entirety, effective for election years beginning on or after January 1, 2025:
(d) Separation from Service Prior to Receipt of In-Service Withdrawal. If a Participant incurs a Separation from Service prior to the date elected by the Participant for an In-Service Withdrawal, the portion of the Participant’s Account subject to the In-Service Withdrawal election shall be distributed in the form elected by the Participant under Section 4.2(a) (Distribution Following Separation from Service), provided that if the balance credited to a Participant’s Account is less than $10,000 upon a Participant’s Separation from Service, such Participant’s Account shall be paid to the Participant in a lump sum within the ninety (90) days immediately following the Participant’s Separation from Service. If a Participant receiving scheduled annual installment distributions of an In-Service Withdrawal incurs a Separation from Service prior to receiving the last of the installments, the Participant will receive the remaining installments as scheduled, notwithstanding the Participant’s Separation from Service.
A different rule applies for In-Service Withdrawal Elections made before the 2025 Election Year. For Deferred Compensation attributable to pre-2025 Elections, if a Participant incurs a Separation from Service prior to the date elected by the Participant for an In-Service Withdrawal, the portion of the Participant’s Account subject to the In-Service Withdrawal election shall be distributed in a lump sum cash payment within the ninety (90) days immediately following the Participant’s Separation from Service. If a Participant receiving scheduled annual installment distributions of an In-Service Withdrawal incurs a Separation from Service prior to receiving the last of the installments, the Participant will receive the remaining installments in a lump sum within the ninety (90) days immediately following the Participant’s Separation from Service.
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IN WITNESS WHEREOF, the HR Officer has adopted this resolution and amendment this 27th day of August 2024.

/s/ Benjamin T. Breland
Benjamin T. Breland,
Executive Vice President and Chief Human Resources
Officer